Exhibit 99.1

UCN TO RAISE $8.5 MILLION IN DIRECT EQUITY PLACEMENT

Salt Lake City – September 11, 2007 – UCN, Inc. (OTCBB: UCNN), announced that it has obtained commitments from institutional investors to purchase approximately 2.43 million shares of its common stock in a registered direct offering for an aggregate purchase price of approximately $8.5 million. The closing of the offering is expected to take place on September 14, 2007, subject to the satisfaction of customary closing conditions and the delivery of a comfort letter by UCN’s independent accountants.

UCN plans to use the net proceeds from this financing for working capital, capital expenditures and other general corporate purposes, including, sales and marketing programs, general and administrative expenses, and purchases of equipment. UCN may also, at its discretion, apply the proceeds of the offering to pay down a portion or all of its revolving credit facility.

A shelf registration statement relating to these securities (File No. 333-144187) has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, or from UCN.

About UCN, Inc.

UCN, Inc. (OTCBB:UCNN) is the leading provider of all-in-one, off-premises contact center software delivered over the UCN network, which supports both traditional TDM and VoIP connectivity models. Without requiring the purchase of onsite hardware or software, the inContact platform delivers network routing, skills-based contact distribution (ACD), sophisticated interactive voice response (IVR), call recording and monitoring, a breadth of reporting tools, workforce optimization, customer satisfaction measurement and contact flow customization tools. As an on-demand product, inContact customers pay a monthly fee based on usage. For more information about UCN visit www.ucn.net.

Forward Looking Statements

Note — This press release contains forward-looking statements with respect to the anticipated consummation of the offering and the anticipated use of proceeds from the offering, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of UCN, all as more fully described in the risk factors and other matters set forth in UCN’s Annual Report on Form 10-K for the year ended December 31, 2006, UCN’s other periodic report filings with the Securities and Exchange Commission, and the prospectus and any accompanying prospectus supplement relating to this offering, including the risk factors set forth in the prospectus supplement dated September 11, 2007, pertaining to use of proceeds and dilution to investors. UCN disclaims any intent or obligation to update any forward-looking statements.

Company Contact:		Investor Contact:

Jeramiah Forbush		Liolios Group Inc.
UCN, Director of Finance & Compliance		Scott Liolios or Ron Both
801-715-5302	jeramiah.forbush@ucn.net	949-574-3860	scott@liolios.com

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